Exhibit (d12)

Execution copy

Money Manager Agreement

This agreement (the “Money Manager Agreement”) is between TIFF Investment Program (“TIP”), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the “Fund”), and Hosking Partners LLP (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of April 30, 2015 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

The parties therefore agree as follows:

1.           Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may make additions to the Managed Assets subject to the prior agreement of the Manger and may withdraw all or part of the Managed Assets from this management arrangement at any time provided that, if the Fund requires the Manager to liquidate 20% or more of the Managed Assets, the Fund will endeavor to give the Manager not less than 10 Business Days’ prior notice in writing. For the purposes of this Agreement, a “Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in London and New York.

2.           Appointment and Powers of Manager; Investment Approach

(a)          Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)          Powers. Subject to the supervision of the board of trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

Hosking Money Manager Agreement

(i)	acquire (by purchase, exchange, subscription, or otherwise), hold, and dispose of (by sale, exchange, or otherwise) securities and other investments;

(ii)	determine what portion of the Managed Assets will be held uninvested; and

(iii)	enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c)          Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)          Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

(e)          Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)          Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.           Requirements; Duties

(a)          Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(ii)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of beneficial interest in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

Hosking Money Manager Agreement

(iii)	the Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by TAS and the Manager;

(iv)	written instructions and directions of the board of trustees of TIP; and

(v)	written instructions and directions of TAS.

(b)          Responsibility with Respect to Actions of Others. TIP may place the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, the managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law or regulation as the Fund or TAS may reasonably specify to effect compliance.

(c)          Responsibility with Respect to Performance of Duties. In performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

(d)          Valuation. The Manager shall not be responsible for calculating the Net Asset Value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Fund’s administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

Hosking Money Manager Agreement

4.           Recordkeeping and Reporting

(a)          Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

(b)          Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)          Other Reports. The Manager shall render to the board of trustees of TIP and to TAS such periodic and special reports as the board or TAS may reasonably request.

5.           Purchase and Sale of Securities

(a)          Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its “affiliated persons,” as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof, except to the extent provided in the following paragraph. The Manager shall exercise reasonable skill and care in the selection and use of brokers and counterparties. Provided the Manager has exercised such reasonable skill and care, it will not be liable for the acts and omissions of brokers and counterparties, including without limitation, their agents, officers, or employees and any loss arising from the insolvency (or its equivalent) of any broker or counterparty, unless such liability resulted from the acts or omissions of the Manager or from information provided by the Manager.

In placing such orders, the Manager will give primary consideration to obtaining ”best execution” (the best overall terms available to the Fund under the circumstances and in the relevant market) in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to the price of the security, the cost, and execution capabilities, those factors that it deems relevant, such as the breadth of the market, the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

Hosking Money Manager Agreement

(b)          Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other clients.

6.           Management Fees; Expenses

(a)          Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager. The Manager represents that the fee schedules offered to the Fund are not higher than any fee schedule in effect for clients that (i) have a separately managed account with a value which is not more than 120% of the aggregate value of the TIFF Assets (as defined in Schedule I attached hereto) as at the inception date of the Similar Account; (ii) have a substantially similar investment mandate; and (iii) that have an inception date on or after the date of this Agreement (a “Similar Account”). The Manager agrees that if it subsequently agrees to a fee schedule for a Similar Account that is lower than the fee schedules offered to the Fund, the Manager will promptly offer the lower fee schedule to the Fund.

(b)          Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) interest and taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

Hosking Money Manager Agreement

7.           Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to Fund and that the Manager may be restricted from trading the securities of issuers about which it is in possession of material nonpublic information.

8.           Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, but the Manager shall be liable to the Fund for any loss resulting from willful misfeasance, bad faith, or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement. Nothing in this Agreement shall constitute a waiver or limitation of any rights that the Fund, TIP, or TAS may have under applicable state or federal laws.

9.           Representations

(a)          The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)          The Manager represents that it is in material compliance with all applicable laws, both federal and state.

(c)          TIP hereby represents to the Manager that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of the Fund has been duly authorized and, upon execution and delivery, this Agreement will be binding upon TIP in accordance with its terms.

(d)          TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

(e)          TIP acknowledges receipt of the Manager’s UK Financial Conduct Authority Disclosure Statement.

Hosking Money Manager Agreement

(f)          TIP represents that TIP and the Fund are in material compliance with all applicable laws and regulations, both federal and state.

(g)          The Manager represents that it shall notify TIP of any additions to or withdrawals from the membership of the Manager within a reasonable time after such additions or withdrawals but no less frequently than annually.

10.         Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the board of trustees of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.         Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund. Any such amendment must be in writing and signed by each party.

12.         Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three business days after mailing registered mail postage prepaid as follows:

Fund:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
170 N. Radnor Chester Road, Suite 300
Radnor, PA 19087
Fax: 610-684-8080
Email: miops@tiff.org with a copy to rmaestro@tiff.org

Hosking Money Manager Agreement

Manager:	Hosking Partners LLP
Savoy Hill House
7-10 Savoy Hill
London WC2R 0BU
United Kingdom
Attention: Simon Hooper
Tel: +44 (0) 20 7257 6280
Email: shooper@hoskingandco.com

Each party may change its address by giving notice as herein required.

13.         Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.         Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.         Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.         Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

Hosking Money Manager Agreement

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program	Hosking Partners LLP
on behalf of the Fund

/s/ Kelly Lundstrom	/s/ Luke Bridgeman
Signature	Signature

Kelly Lundstrom, Vice President	Luke Bridgeman, Partner
Print Name/Title	Print Name/Title

Hosking Money Manager Agreement

Schedule I

to the

Money Manager Agreement

Dated as of April 30, 2015

Between

Hosking Partners LLP (the “Manager”)

and

TIFF Investment Program, for its TIFF Multi-Asset Fund (the “Fund”)

As compensation for the services performed and the facilities and personnel provided by the Manager for TIFF Multi-Asset Fund pursuant to this Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee”) plus (ii) a performance based fee (the “Performance Fee”), each as described below.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement unless otherwise defined herein.

1          Definitions related to Fee Calculations

Average Net Assets: The net asset value of the Managed Assets shall initially be equal to the value of such assets placed with the Manager as of the close of the Fund’s business on the Effective Date, computed as described in the Funds’ Registration Statement, and shall thereafter be adjusted to reflect the daily change in the value of the Managed Assets and cash flows, if any, including withdrawals from or additions to the Managed Assets by the Fund and payment of the following expenses due in respect of the preceding months or Calculation Periods (as the case may be): the Investment Management Fee, the Performance Fee, and custodian transaction charges. Average Net Assets of the Managed Assets means the average of the daily net asset values of the Managed Assets for the applicable period. Where there are multiple Holdings, the Average Net Assets of a Holding shall be determined by multiplying the Average Net Assets of the Managed Assets by the applicable Holding Ratio.

Calculation Date: The date which is (i) the last day of the calendar month in which the anniversary of the Effective Date for the relevant Holding occurs and (ii) if earlier, the date on which the Fund withdraws all or part of a Holding (exclusive of withdrawals made to pay custodian transaction charges and the fees payable hereunder).

Hosking Money Manager Agreement

Calculation Period: In relation to a Calculation Date during the Transitional Period, the Calculation Period is the period starting on the Effective Date of the Holding and ending on that Calculation Date. In relation to a Calculation Date during the Post-Transitional Period for the Holding, (i) the period of 60 months ending on the Calculation Date of the Holding or (ii) in relation to a Calculation Date arising on a withdrawal of a Holding, the period that starts on the day on which the next regularly occurring Calculation Period would have started (i.e. assuming no withdrawal) and ends on the date of the withdrawal, resulting in a Calculation Period of up to but not more than 60 months. .

Effective Date: The Effective Date is (i) in relation to the first Holding, the day on which the Managed Assets are first placed with the Manager except that for purposes of the Performance Fee, the Effective Date shall be May 7, 2015, and (ii) in relation to each other Holding, the date on which the relevant addition is made to the Managed Assets or such later date as TIP and the Manager may agree.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of a Holding during the applicable Calculation Period, calculated geometrically, and the annualized performance of the MSCI All Country World Index (net) during the same Calculation Period, calculated geometrically.

Fee Rate:
0.325%	per annum on the first $250 million of the TIFF Assets
0.275%	per annum on all TIFF Assets in excess of $250 million,
summing the result of each calculation and dividing by TIFF Assets to determine an effective fee rate, which shall be the “Fee Rate.”

Holding: The first tranche of Managed Assets placed with the Manager by the Fund and each subsequent addition to the Managed Assets shall be a separate Holding, unless TIP and the Manager agree otherwise, in which case such additional assets will be added to the latest Holding. Each Holding will have its own Effective Date and separate Performance Fees will be calculated in respect of each Holding.

Holding Ratio: In relation to each Holding, the Holding Ratio is the value of the Holding divided by the value of the Managed Assets as at the date when an addition or withdrawal is made or when a Performance Fee is paid. Where the Manager and TIP agree to treat an addition as part of the latest Holding, each Holding Ratio shall be recalculated accordingly (e.g. the value of the latest Holding plus the addition divided by the value of the Managed Assets as at the date when the addition is made).

Post-Transitional Period: The Post-Transitional Period for a Holding shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Hosking Money Manager Agreement

TIFF Assets: TIFF Assets for any period means the daily average over the period of the aggregate assets placed by TIFF Advisory Services, Inc., or its affiliates, with the Manager or its affiliates, in a separately managed account. For assets placed with the Manager by a TIFF vehicle that calculates its net asset value on a daily basis, the average of the daily net asset values of such Managed Assets for the applicable period will be used for these purposes, and for assets placed by a TIFF vehicle or other account that does not calculate its net asset values on a daily basis, the average will be approximated using the value of such Managed Assets at the opening of the applicable period, adjusted by any contributions or withdrawals during the period.

Transitional Period: The Transitional Period for a Holding shall commence on the Effective Date of such Holding and shall end on the last day of the calendar month in which a full 60 months of performance for such Holding has been achieved.

2          Calculation of the Investment Management Fee

The Fund will pay the Manager an asset-based fee calculated monthly as of the last day of the calendar month by applying the Fee Rate to the Average Net Assets of each Holding for the month to which the fee relates and summing the results.

The Investment Management Fee will be paid within 30 days of the end of the month to which the fee relates and will be pro-rated for any period that is less than a full calendar month.

3          Calculation and Payment of Performance Fee

For each Calculation Period and upon a withdrawal of all or part of a Holding, the Performance Fee shall be the higher of zero and the amount determined using the applicable formula set forth below.

The Performance Fee shall be payable annually in arrears at the end of the month following the month in which the relevant Calculation Date occurs. The Performance Fee shall be paid from the Holding to which the fee relates, except for (i) those fees payable upon a complete withdrawal of a Holding or if the value of the Holding is less than the Performance Fee payable, in which case the fee shall be applied to the remaining Holding(s) on a first-in-first-out basis and (ii) those fees payable subsequent to a complete withdrawal of the Managed Assets.

3.1       Performance Fee—Transitional Period:

During the Transitional Period for a Holding, the Performance Fee for such Holding shall be calculated using the following formula:

Period 1 (commences on the Effective Date of such Holding and ends on the last day of the calendar month in which the first anniversary of the Effective Date occurs): (2/5 x [n/365 x (Period 1 Excess Return x 20% x Period 1 Average Net Assets of the relevant Holding)]), where n is equal to the number of days in the Calculation Period.

Hosking Money Manager Agreement

Period 2 (commences on the Effective Date of such Holding and ends on the last day of the calendar month in which the second anniversary of the Effective Date occurs): (2/5 x [n/365 x (2 x Period 2 Excess Return x 20% x Period 2 Average Net Assets of the relevant Holding)]) – Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 3 (commences on the Effective Date of such Holding and ends on the last day of the calendar month in which the third anniversary of the Effective Date occurs): (3/5 x [n/365 x (3 x Period 3 Excess Return x 20% x Period 3 Average Net Assets of the relevant Holding)]) – Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 4 (commences on the Effective Date of such Holding and ends on the last day of the calendar month in which the fourth anniversary of the Effective Date occurs): (4/5 x [n/365 x (4 x Period 4 Excess Return x 20% x Period 4 Average Net Assets of the relevant Holding)]) – Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Period 5 (commences on the Effective Date of such Holding and ends on the last day of the calendar month in which the fifth anniversary of the Effective Date occurs): [n/365 x (5 x Period 5 Excess Return x 20% x Period 5 Average Net Assets of the relevant Holding)] – Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

3.2       Performance Fee—Post-Transitional Period:

For each Calculation Period following the Transitional Period, the Performance Fee of a Holding shall be calculated using the following formula: Excess Return for the relevant Calculation Period (the 60 month period just ended) x 20% x Average Net Assets of the relevant Holding for the Calculation Period.

3.3       Performance Fee—On Complete and Partial Withdrawal of a Holding

A Performance Fee will also be calculated on a withdrawal of all or part of a Holding and shall become payable at the end of the month following the month in which such withdrawal occurred. Where the Fund has multiple Holdings, a partial withdrawal of Managed Assets shall be applied to the Holdings on a first-in-first-out basis.

3.3.1   Complete or Partial Withdrawal during the Transition Period

A Performance Fee will be calculated for each Holding which is withdrawn during the Transition Period using the following formula:

Hosking Money Manager Agreement

[n/365 x (Excess Return for the relevant Calculation Period x 20% x Average Net Assets of the Holding for the relevant Calculation Period)] - Performance Fees paid to-date on that Holding, where n is equal to the number of days in the Calculation Period.

Where a withdrawal is allocated to only part of a Holding (on the first-in-first-out basis), the Performance Fee for that Holding shall be pro-rated according to the proportion of the Holding withdrawn.

3.3.2     Complete or Partial Withdrawal following the Transition Period

A Performance Fee will be calculated for each Holding which is withdrawn following the Transition Period using the following formula: [n/365 x (Excess Return for the relevant Calculation Period x 20% x Average Net Assets of the Holding for the relevant Calculation Period)] – any Performance Fees paid during the Calculation Period on that Holding, where n is equal to the number of days in the Calculation Period.

Where a withdrawal is allocated to only part of a Holding (on the first-in-first-out basis), the Performance Fee for that Holding shall be pro-rated according to the proportion of the Holding withdrawn.